UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2019

Seelos Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Park Avenue, 12th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On January 24, 2019, Seelos Therapeutics, Inc. (the “Company” or “Seelos”) consummated the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization dated as of July 30, 2018, by and among the Company, Arch Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Seelos Therapeutics, Inc., a Delaware corporation (“Seelos Private Company”), as amended (the “Merger Agreement”), pursuant to which Seelos Private Company became a wholly-owned subsidiary of the Company.

In connection with the closing of the transactions contemplated by the Merger Agreement (the “Merger”), the Company and Seelos Private Company completed the transactions contemplated by that certain Securities Purchase Agreement dated as of October 16, 2018, by and among the Company, Seelos Private Company and the buyers listed on the signature pages attached thereto, as amended (together with the Merger, the “Transactions”). As a result, as of the date of this filing, the Company believes it satisfies the $5,000,000 minimum stockholders’ equity requirement for initial listing on the Nasdaq Capital Market. An unaudited pro forma balance sheet as of December 31, 2018 reflecting the Transactions follows (in thousands):

As of December 31, 2018
Dollars in thousands
(Unaudited)

	Seelos	Apricus	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current	$184	$3,685	$13,116	a,b,c	$16,985
Non-current	-	75	-		75
Total assets	$184	$3,760	$13,116		$17,060

LIABILITIES AND STOCKHOLDERS' EQUITY
Current	$4,766	$910	$3,847	a,b,d,e	$9,523
Non-current	-	16	-		16
Total Liabilities	$4,766	$926	$3,847		$9,539
Stockholders' equity (deficit)	$(4,582)	$2,834	$9,269	a,b,c,d,e	$7,521
Total liabilities and stockholders' equity	$184	$3,760	$13,116		$17,060

Pro forma adjustments resulting upon Transactions:

a)
Includes the recording of a $3.1 million liability, and the payment of $1.0 million in cash to purchase certain in process research and development assets from Ligand and Vyera, respectively. These transactions will be accounted for as asset acquisitions pursuant to Accounting Standards Update No. 2017-01 as the majority of the fair value of the assets acquired was concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. Because the underlying development programs have not yet received regulatory approval, the purchase price paid to date for these assets will be expensed in Seelos’ statement of operations. In addition, the potential milestone payments are not yet considered probable, and no milestone payments have been accrued at December 31, 2018.

b)
Includes the issuance of Seelos common stock and warrants equal to 80% of such shares of Seelos common stock for an aggregate purchase price of $18.0 million (net proceeds of $16.2 million, after payment of estimated transaction expenses). The warrants have a 5-year term and the exercise price is equal to 125% of the final purchase price, subject to adjustment for anti-dilution events. Seelos has preliminarily determined that the exercise features of certain of these warrants are not indexed to Seelos’ own stock and is therefore not afforded equity treatment. In accordance with Accounting Standards Codification Topic 815, Seelos has presented the pro-forma effect of the issuance of the liability classified warrants based upon the preliminary determination of the fair value of $2.1 million as a warrant liability. ASC 815 requires Seelos to assess the fair value of warrant liabilities at each reporting period and recognize any change in the fair value as items of other income or expense.

c)	Includes a $2.1 million payment of change of control obligations for Apricus Biosciences, Inc. (“Apricus”) employees and other obligations that became due at the closing of the Merger.

d)
Includes an adjustment of approximately $1.0 million for the estimated transaction costs for both Seelos and Apricus, such as adviser fees, legal and accounting expenses that were not accrued as of December 31, 2018.

e)
Includes a conversion of $2.3 million in Seelos convertible notes payable into Seelos common stock pursuant to the terms of that certain Conversion Agreement effective as of October 15, 2018, by and among Seelos and the holders set forth on the Schedule of Holders attached thereto, entered into in connection with the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Seelos Therapeutics, Inc.

Date: January 24, 2019	By:	/s/ Raj Mehra, Ph.D.
Name: Raj Mehra, Ph.D.
Title: Chief Executive Officer